UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 14, 2016

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1275 Market Street

San Francisco, CA 94103-1410

(Address of principal executive offices) (Zip Code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of 2017 Dolby Executive Annual Incentive Plan

On November 14, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Dolby Laboratories, Inc. (the “Company”) adopted an executive cash bonus plan for fiscal 2017, entitled the 2017 Dolby Executive Annual Incentive Plan (the “Executive Plan”). A copy of the Executive Plan is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Only Company executive officers and other officers of the Company who are selected by the Committee are eligible to receive bonuses pursuant to the Executive Plan. Individual target bonuses are based on a percentage of each executive officer’s base salary. For fiscal 2017, the Committee set the following target bonuses for the Company’s named executive officers, currently consisting of Kevin Yeaman, President and Chief Executive Officer; Lewis Chew, Executive Vice President and Chief Financial Officer; Andy Sherman, Executive Vice President, General Counsel and Secretary; and Bob Borchers, Senior Vice President and Chief Marketing Officer:

Chief Executive Officer	100% of his base salary
Each other named executive officer	65% of his respective base salary

The actual bonus amount payable to the Company’s Chief Executive Officer will be determined by multiplying his base salary by his target bonus percentage and then adjusting such target bonus amount based on the extent to which the Company meets the non-GAAP operating income and revenue goals during fiscal 2017 that are set by the Committee. The actual bonus amount may be less than, or exceed, the Chief Executive Officer’s target bonus, depending on the extent to which the Company meets the non-GAAP operating income and revenue goals during fiscal 2017. In addition, the Committee, in its sole discretion, may reduce (but not increase), the amount otherwise payable to the Chief Executive Officer as determined in accordance with the foregoing formula.

The actual bonuses for all other participating named executive officers will be determined by multiplying base salary by the applicable target bonus percentage and then adjusting such target bonus amount based on (i) the extent to which the Company meets the non-GAAP operating income and revenue goals and (ii) such other criteria as the Committee, with input from the Chief Executive Officer, in its sole and absolute discretion, determines are appropriate to calculate and determine such final bonus amount for any such executive officer. As a result, the actual bonus amount paid to any such executive officer may be less than, or exceed, the executive officer’s target bonus. In addition, the Chief Executive Officer may recommend increases or decreases of up to 25% of each executive officer’s calculated award payout amount, for the Committee to consider in determining the final bonus amount payable.

Executive Plan funding is capped at 200% of target funding. If Executive Plan funding equals or exceeds 150% of target funding and the payout to any participating executive officer exceeds 125% of such executive officer’s target bonus payout, then 125% of such executive officer’s target bonus payout will be paid in cash and any amount in excess of 125% of such executive officer’s target bonus payout will be satisfied by the grant of restricted stock units. The number of restricted stock units that will be granted to each participating executive officer will be determined by dividing the excess cash amount for each such executive officer by the closing price of a share of Company Class A common stock on the bonus payment date (rounding down to the nearest whole share). One hundred percent of the shares subject to the restricted stock units will vest on the one year anniversary of the date of grant. The restricted stock units will be subject to the Company’s standard form of restricted stock unit agreement.

No actual bonus payment to any executive officer may exceed any limitations set forth in the Dolby Laboratories, Inc. 2005 Stock Plan. An executive officer may only be paid a bonus under the Executive Plan if the Committee has certified that the applicable non-GAAP operating income and revenue goals have been met.

Section 9 - Financial Statements and Exhibits

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	2017 Dolby Executive Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/s/ Andy Sherman
Andy Sherman Executive Vice President, General Counsel and Secretary

Date: November 17, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	2017 Dolby Executive Annual Incentive Plan